Exhibit 3i - Restated Articles of Incorporation of F & M Bank Corp.

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                  F & M BANK CORP.
                        (Restated in electronic format only)

1.    The name of the corporation is

                                  F & M BANK CORP.

2. The purpose of the corporation is to conduct any business not required to be specifically stated herein.

3. The corporation shall have authority to issue 3,000,000 shares of the par value of $5.00 each.

4. No stockholder shall have the preemptive right to subscribe to additional shares of capital stock of the corporation or to securities convertible into such shares or to options, warrants or rights to subscribe to such shares.

5. The address of the initial registered office of the corporation shall be Box F, Timberville, Virginia 22853, in the County of Rockingham, and the initial registered agent shall be Dan B. Todd, who is a resident of Virginia and a Director of the corporation and whose business address is the same as the address of the initial registered office of the corporation.

6.    The initial number of the Directors shall be nine.

         Their names and addresses are:

            Name                                      Address

         Randall R. Dean                        403 E. Rockingham Drive
                                                Elkton, VA  22827

         Justin W. Dove                         Route 3, Box 64-B
                                                Broadway, VA  22815

         Robert L. Halterman                    P.O. Box 193
                                                Broadway, VA  22815

         George A. Heitz                        525 Fairway Drive
                                                Harrisonburg, VA  22801

         Welty H. Hensley                       P.O. Box 65
                                                Elkton, VA  22827

         Lawrence H. Hoover, Jr.                111 Campbell Street
                                                Harrisonburg, VA  22801

            Name                                      Address

         Robert E. Plecker                      Box 49
                                                Harrisonburg, VA  22801

         Samuel S. Shank                        P.O. Box 66
                                                Broadway, VA  22815

         Dan B. Todd                            Route 2, Box 203
                                                Timberville, VA  22853

7. No Director of the corporation shall be removed from his office as a Director except by the affirmative vote of the holders of 80 percent of the shares of the corporation's capital stock, issued, outstanding and entitled to vote.

8. Except as set forth below, the affirmative vote of holders of 80 percent of the shares of the corporation's capital stock, issued, outstanding and entitled to vote shall be required to approve any of the following:

         a.) any merger or consolidation of the corporation with or into any other corporation; or
         b.) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of the  corporation pursuant to a vote of shareholders; or
         c.)   any issuance of shares of the  corporation  that results in the acquisition of control of the  corporation  by any person, firm or corporation or group of one or more thereof that previously did not control the corporation; or
         d.) any sale, lease, exchange, mortgage, pledge or other transfer, in one transaction or a series of transactions, of all, or substantially all, of the assets of the corporation to any other corporation, person, or entity; or
         e.) the adoption of a plan for the liquidation or dissolution of the corporation proposed by any other corporation, person or entity; or
         f.) any proposal in the nature of a reclassification or reorganization that would increase the proportionate voting rights of any other corporation, person or entity; or
         g.) any transaction similar to, or having similar effect as, any of the foregoing transactions, if, in any such case, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 5 percent of the shares of capital stock of the corporation issued, outstanding and entitled to vote.

          If any of the transactions identified above in this Paragraph 8 is with a corporation, person or entity that is not the beneficial owner, directly or indirectly, of more than 5 percent of the shares of capital stock of the corporation issued, outstanding and entitled to vote, then the affirmative vote of holders of more than two-thirds of the shares of the corporation's capital stock issued, outstanding and entitled to vote shall be required to approve any of such transactions.

          The Board of Directors of the corporation shall have the power and duty to determine, for purposes of this Paragraph 8, on the basis of information known to the Board, if and when such other corporation, person or entity is the beneficial owner, directly or indirectly, of more than 5 percent of the shares of capital stock of the corporation issued, outstanding and entitled to vote and/or if any transaction is similar to, or has a similar effect as, any of the transactions identified above in this Paragraph 8. Any such determination shall be conclusive and binding for all purposes of this Paragraph 8. The provisions of this Paragraph 8 shall not apply to any transaction which is approved in advance by a majority of those Directors
          (a) who were Directors before the corporation, person or entity acquired beneficial ownership of five percent (5%) or more of the shares of capital stock of the corporation and who are not affiliates of such corporation, person or entity and (b) who became Directors at the recommendation of the Directors referred to in (a) above.

9. The Board of Directors of the corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any  equity security of the corporation,  (b) merge or consolidate
         the corporation with another   corporation,   (c)   purchase   or
         otherwise   acquire  all  or substantially  all of the properties and
         assets of the corporation, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, shall, in connection with the exercise of its judgment in determining what is in the best interests of the corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects of the proposed transaction on the depositors, employees, suppliers, customers and other constituents of the corporation and its subsidiaries and on the communities in which the corporation and its subsidiaries operate or are located, the business reputation of the other party, and the Board of Directors' evaluation of the then value of the corporation in a freely negotiated sale and of the future prospects of the corporation as an independent entity.

10. Section 1. Limitation or Elimination of Liability. A director or officer of the corporation shall not be liable to the corporation or its shareholders for any monetary damages, to the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers.

    Section 2. Indemnification for Liability. The corporation shall indemnify any director or officer of the corporation who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer, and shall indemnify any director or officer of the corporation who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise, against all liabilities and expenses incurred in the proceeding, except such liabilities and expenses as are incurred because of his willful misconduct or knowing violation of the criminal law.

    Section 3. Advance for Expenses. The corporation, upon request of an officer or director who is a party to any proceeding, shall determine whether the facts then known to those making the determination would preclude indemnification under the provisions of this Article, and if they would not, shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of (i) a written statement of his good faith belief that he has met the standard of conduct described in Va. Code Section 13.1-697 as amended; and, (ii) a written undertaking, executed personally or on behalf of the director or officer, to repay the advance if it is ultimately determined that he did not meet the standard of conduct, such undertaking being an unlimited general obligation which need not be secured and may be accepted without reference to financial ability to make repayment.

    Section 4. Determination to Indemnity. Subject to the provisions of Section 7 of this Article, a determination to make advances, reimbursements, or indemnifications to a director or officer under Sections 2 and 3 of this Article shall be made, in the first instance, by a majority vote of a quorum of the Board of Directors, such quorum consisting of disinterested directors. If a quorum consisting of disinterested directors cannot be obtained, then the determination shall be made by majority vote of a committee designated by the Board of Directors (in which designation interested directors may participate), the committee to consist solely of two or more disinterested directors. If such a committee cannot be designated, the determination shall be made by special legal counsel selected by majority vote of the Board of Directors (in which selection interested directors may participate). Notwithstanding any other provision of this Article, in any instance, the determination to indemnify a director or officer may be made by vote of the shareholders, except that any shares owned, or voted under the control of, directors of officers who are parties to the proceeding may not be voted.

    Section 5. Indemnification of Agents and Employees. The corporation may indemnify and make advances and reimbursements to any person not specified in Section 2 of this Article who was or is a party to any proceeding by reason of the fact that he is or was an employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise, to the same extent as if such person was specified as one to whom indemnification is granted in Section 2. The provisions of Sections 2 through 4 of this Article shall be applicable to any indemnification, determination, advancements and reimbursements provided pursuant to this Section.

    Section 6. Indemnification Insurance. The corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article, and also may procure insurance in such amounts as the Board of Directors may determine on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other profit or non-profit enterprise, against any liability asserted against or incurred by such person in any such capacity, or arising from this status as such, whether or not the corporation would have power to indemnify him against such liability under the provisions of this Article.

    Section 7. New Majority of the Board of Directors. If there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification, or advancement or reimbursement of expenses with respect to any claim for indemnification, made pursuant to Sections 2 or 5 of this Article shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

    Section 8. Applicability of this Article. The provisions of this Article shall be applicable to all actions, claims, suits or proceedings commenced after the adoption hereof, whether arising from any action taken, or failure to act, before or after such adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act prior to such amendment, modification or repeal. References in this Article to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

11. The directors shall be divided into three Classses, A, B, and C, as nearly equal in number as possible. Commencing with the election of directors at the annual meeting of shareholders in 1990, the term of each director shall be determined by placing the names in alphabetical order and designating the first named director as a Class A director, the second named director as a Class B director, the third named director as a Class C director, and so forth throughout the list of directors. The initial term of office for members of Class A shall expire at the annual meeting in 1991; the initial term of office for members of Class B shall expire at the annual meeting of shareholders in 1992; and the initial term of office for members of Class C shall expire at the annual meeting of shareholders in 1993. At each annual meeting of shareholders following such initial classification and election, successive elections of those directors, or directors elected to succeed those directors, shall be selected for a term of office to expire at the third succeeding annual meeting of shareholders after their election and shall continue to hold office until their respective successors are elected and qualify. However, any director named between any annual meeting of shareholders shall be for the term of one year to be elected at the next annual meeting of shareholders, within the alphabetical order as aforesaid. In the event of any increase or decrease in the number of directors fixed by the bylaws, all classes of directors shall be increased or decreased as equally as possible.

12. The provisions of Paragraphs 7 through 12 of these Articles may not be amended, nor shall an amendment be adopted that is inconsistent with any of the provisions of such Paragraphs 7 through 12 hereof, except upon the affirmative vote of the holders of at least eighty percent (80%) of the shares of the corporation's capital stock, issued, outstanding and entitled to vote.

Dated:    June 8, 1989                          Dan B. Todd
      ------------------                  ---------------------------
                                          Incorporator


                                               Lawrence H. Hoover, Jr.
                                          ----------------------------
                                          Incorporator